D&E Communications, Inc.

Non-Compete Agreement

This AGREEMENT is made this 17th day of December, 2008, by and between Leonard J. Beurer (“Employee”) and D&E Communications, Inc. (“Company”), as a condition of continued employment. In consideration of the Company’s extension of additional severance benefits to Employee, and Employee’s acceptance thereof, and in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of such consideration being hereby acknowledged, the parties, intending to be legally bound, agree as follows:

BACKGROUND

Employee and Company are parties to a Non-Compete Agreement dated September 10, 2007 (the “Prior Non-Compete Agreement”). The Company now desires to enter into this amendment and restatement of the Prior Non-Compete Agreement with the Employee, replacing the Prior Non-Compete Agreement, for the limited purpose of complying with certain restrictions that are now applicable under section 409A of the Internal Revenue Code (the “Code”) to nonqualified deferred compensation arrangements, and the Employee also desires to enter into the amended Agreement both to continue the change in control severance benefits provided in the Prior Non-Compete Agreement but also to avoid the adverse individual tax consequences that would result from non-compliance with Code section 409A, on the terms and conditions contained in this Agreement. Upon its effective date, this Non-Compete Agreement supersedes and replaces the Prior Non-Compete Agreement.

1.	Services

I understand that I, the undersigned Employee, shall devote my entire working time and attention to the business of the Company. During my employment with the Company, I shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Company. The Company’s written consent shall be required for my participation in leadership positions in volunteer and community service organizations and for any service as a director or board member of a for-profit organization. I shall perform all duties and responsibilities according to the policies and directions established by the Company; and perform these in a prudent, businesslike manner, and in accordance with the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”).

2.	Compensation/Benefits/Additional Consideration

a.         As compensation for my services rendered under this Agreement, I shall continue to be entitled to receive from the Company a salary payable in equal biweekly installments. In addition, the following terms continue to apply:

i.          This salary is reviewed annually and may be adjusted at the Company’s sole discretion, depending upon my employment performance and other relevant factors.

ii.        I shall also continue to be entitled to various employment-related benefits generally provided by the Company to its employees, subject to change at the Company’s sole discretion.

b.         In addition, I acknowledge and agree that, conditioned upon my signing of this Agreement, I will receive the following additional consideration in return for the promises I make in this Agreement:

1.         An increase in the severance payment to which I am entitled under paragraph 10 of this Agreement from thirteen (13) times my then-existing biweekly salary rate, as set forth in the prior Agreement, to twenty-six (26) times my then-existing biweekly salary rate as provided in paragraph 10 of this Agreement.

3.	Confidential Information

a.         The Company has developed and will continue to develop trade secrets, confidential and proprietary information which is material to its success and will also obtain trade secrets, confidential and/or proprietary information from its customers, prospective customers, employees, vendors, suppliers and contractors. I understand that my position with the Company is one of trust and confidence because I may have access to, acquire, learn, attain, or develop (by me alone or in conjunction with others), trade secrets, confidential and proprietary information (collectively, the "Material"). Such Material includes, but is not limited to accounts, customer lists and information, employee lists and other information concerning persons employed by the Company, vendor discounts and programs, cost and pricing information for bids and other sales, computer data and files, internal policies, procedures, financial information, business practices, methods, and plans, trade secrets, and other confidential, private, valuable and important information of a nonpublic nature concerning the Company, its employees, customers, prospective customers, vendors, suppliers and contractors.

b.         I recognize and acknowledge that the Material is of substantial value to the Company and its business. I further acknowledge that serious detriment and damage would result to the Company if the Material were used in violation of this Agreement, or otherwise misused or disclosed to any third party without authorization. Accordingly, I pledge my best efforts and utmost diligence to protect and keep private and confidential the Material.

c.         During my term of employment with the Company beginning with the effective date of this Agreement and at any time thereafter, I shall not in any manner or for any purpose, directly or indirectly, for myself, or in concert, collaboration with or for any other person, firm or corporation or other entity, use or in any way disclose, in whole or in part, any of the Material to any third parties, except where such disclosure or use is necessary to the performance of my duties and responsibilities for the Company. Should I fail to comply with this provision, the Company shall be entitled to all remedies at law and in equity (including injunctive relief) against me and any person to whom I may have disclosed such confidential or proprietary information.

4.	Special Provisions - Conflicts of Interest

I will promote the goodwill of the Company and avoid any conflicts between my private interests and the Company's. If I have separate dealings with or holdings in a firm, corporation, or other entity ("Business") doing business with or competing with the Company, have a family member with such dealings or holdings, or do business with such a Business in my own name or a family member's name, I must submit a written statement to the officers of the Company describing the nature of the relationship and transaction, and promptly comply with the Company's requests for additional information concerning the relationship and transaction. For purposes of this Agreement, "family member" shall mean my spouse, if any, and my children. I may not take any action with respect to the relationship and transaction until such time as the Company reviews said written statement and notifies me of its determination. I must submit a new written statement whenever any facts or circumstances related to the relationship and transaction changes. I agree in all respects to abide by the Code of Conduct.

5.	Developments or Improvements

I agree that any and all inventions, discoveries or improvements that I create, design or develop, in whole or in part, during the term of my employment and which are within the scope of the Company's operations, are the Company's exclusive property and shall be immediately disclosed to the Company. I agree to make application for such letters patent on any inventions as required by the Company and sign and execute any documents incident to the filing and perfection of said applications and letters patent. The Company will bear and defray the costs and expenses incident to these obligations.

6.	No Prior Agreements

I represent and warrant that I am not a party to or otherwise subject to or bound by the terms of any contract, agreement, understanding, or court order which in any manner limits or otherwise affects my ability to perform the obligations of my employment with the Company or my obligations under this Agreement. I further represent and warrant that my employment with the Company will not require me to disclose or use any confidential or proprietary information belonging to prior employers or other persons or entities.

7.	Non-Competition

a.         During my employment with the Company beginning with the effective date of this Agreement and for a period of one (1) year after said employment is ended for any reason, including but not limited to the termination of my employment due to inadequate performance and regardless of whether such termination is initiated by the Company or by me, I shall not within a seventy-five (75) mile radius of the Company’s headquarters in Ephrata, Pennsylvania and/or its offices in Reading, Pennsylvania and State College, Pennsylvania, directly or indirectly, compete with the Company in any business conducted by the Company at the time that employment ends.

b.         I shall be deemed to be competing with the Company if, among other things, I engage in or become interested in, directly or indirectly, as a sole proprietor, partner, shareholder, stockholder, member, lender, employee, consultant or advisor (for fee, profit, or otherwise), director, officer, clerk, principal, agent or trustee, or in any other individual or representative capacity whatsoever, in any firm, corporation or other enterprise engaging in any business conducted by the Company at the time of my termination of employment with the Company.

c.         I understand and agree that I shall not be considered to have breached this Agreement by reason of ownership of securities of any corporation, which securities are traded on any recognized United States stock exchange or in the over-the-counter market, if the aggregate amount of the securities of any such corporation which I might own does not exceed, in the case of any equity securities, five percent (5%) of the total equity represented by all equity securities of such corporation at the time outstanding, or in the case of any debt securities, five percent (5%) of the unpaid principal amount of any such debt securities at the time outstanding.

d.         As examples of the foregoing, and not in limitation thereof, during the period of non-competition and within the geographic territory described in paragraph 7a above, I shall not directly or indirectly solicit or contact in any way, on behalf of myself, or on behalf of or in conjunction with others, any client, customer or prospective client or customer of the Company, for the purpose of developing competing solutions or selling or servicing products sold or provided by the Company, or related technical learning or training services.

e.         I further agree that during such one (1) year period, I will not intentionally or maliciously prejudice any of the prospects, existing accounts, customers or good will presently or previously served or enjoyed by the Company. I also agree that I will not, during such one (1) year period, disparage or criticize the Company, or its directors or officers, in any communication of whatever nature with any third parties, including but not limited to directors of the Company, its vendors, customers, suppliers and employees.

f.         While employed by the Company and for one (1) year thereafter, I shall not, for myself or any other employer, person, firm or corporation, either directly or indirectly, or in any manner whatsoever, alienate, solicit or employ, or attempt to alienate, solicit or employ, any of the Company's present employees, former employees subject to the foregoing or similar non-competition provision, customers or persons doing business with the Company.

g.         If any court shall determine that the duration, scope or geographical restrictions contained herein are unenforceable, it is the intention of the parties that the non-competition provision set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable. Such amendment shall apply only with respect to the operation of this provision in the jurisdiction of the court which has made the adjudication.

h.         I acknowledge that the restrictions contained herein are reasonable and necessary for the protection of the Company's legitimate business interests and that any violations of these restrictions would cause immediate, substantial and irreparable injury to the Company and/or its customers. In the event of any violation of these non-competition provisions, I agree that remedies at law will be insufficient to remedy such violations and that therefore the Company shall be entitled, in addition to remedies at law, to preliminary and permanent injunctive relief, attorneys' fees, costs, and expenses and any other remedies at law and in equity. If the Employee breaches the terms of the Non-Competition or the Confidential Information provisions of this Agreement, the Company shall have no further obligation to provide the Employee with the severance payment described in Paragraph 10 of this Agreement.

i.          I acknowledge and agree that the covenants set forth above are essential and material parts of this Agreement and that their terms fairly and reasonably balance my right to earn a living and the Company's need and right to protect its good will, competitive advantage, and confidential information.

8.	Termination - At Will Employment Relationship

Continuance of employment is not required by this Agreement nor is it a condition to this Agreement. Accordingly, I may be terminated or may terminate the employment relationship with or without notice or cause, at any time and for any reason or no reason and the terminating party may provide, at its option, either oral or written notice thereof. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings regarding employment. I represent, warrant and confirm that the execution of this Agreement and the performance of my obligations hereunder will not constitute a breach of or violation of any contracts, agreements, instruments, orders, or judgments to which I may be a party or bound.

9.	Definition of Change in Control

For purposes of this Agreement, a Change of Control of the Company shall mean:

a.         the acquisition, directly or indirectly, by any person or entity, or persons or entities acting in concert, whether by purchase, merger, consolidation or otherwise, of voting power over that number of voting shares of the capital stock of the Company which, when combined with the existing voting power of such persons or entities, would enable them to cast fifty percent (50%) or more of the votes which all shareholders of the Company would be entitled to cast in the election of directors of the Company;

b.         the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of seventy-five percent (75%) or more of the assets, other than intangible assets, including good will, of the Company to a transferee other than the Company or an entity of which a controlling interest is owned by the Company;

c.         the date that, during any period of two consecutive years “Continuing Directors” cease to make up a majority of the members of the Board of Directors of the Company. “Continuing Directors” shall mean: (1) each individual who, at the beginning of such period, was a member of the Board of Directors of the Company; and (2) any director elected or nominated for election, by the Company’s shareholders who was first approved by a vote of at least two-thirds of the Continuing Directors then still in office; provided, however that no individual shall be considered a Continuing Director if such individual initially assumed office as a result of either an actual or threatened election contest or proxy contest, including by reason of any agreement intended to avoid or settle any election contest or proxy contest. For purposes of the foregoing, “election contest” means a solicitation with respect to the election or removal or directors that is subject to the provisions of Rule 14a - 11 of the 1934 Act, and “proxy contest” means the solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company; or

d.	the voluntary dissolution of the Company.

10.       Termination Due to a Change in Control or in Response to Material Diminution in Duties, Reduction in Salary, or Relocation Related to a Change in Control

Upon my execution of the company’s standard release form releasing all claims against the company, its officers, employees, directors and subsidiary or affiliated companies, I will be entitled to a severance payment in an amount based upon twenty-six (26) times my then-existing biweekly salary rate payable in biweekly installments, but no later than the end of the Short Term Deferral Period. For purposes hereof, the Short Term Deferral Period is the period that begins on the date the right to the payment arises on account of the separation from service with D&E and ends on March 15 of the following calendar year. I will also be entitled to payment of the annual incentive award for which I was otherwise eligible, to be determined by averaging the payment made over the last two consecutive periods, (not including any bonuses or other forms of compensation or benefits), and I will be entitled to Company paid out placement services through a provider to be determined by the Company, if any of the following conditions occur:

a.         My employment is involuntarily terminated without cause within thirty (30) days before or up to twelve (12) months after the date of a Change in Control of the Company;

b.         My salary or duties are materially reduced within thirty (30) days before or up to twelve (12) months after the date a Change in Control of the Company (defined as any reduction in my base annual salary of ten percent (10%) or more or any material change in such that my resulting duties as an employee of Company or its successor are not of the same character, in terms of level of responsibility, respectability and authority as those duties in effect prior to the Change in Control) and as a result of such material reduction in my base annual salary rate or duties I elect to voluntarily resign from employment with the Company. This provision will not be triggered merely because after a change in control the Company is no longer an independent, public Company and my duties may be altered by that fact alone;

c.         I am required to relocate my primary working location to a new primary working location that is thirty-five (35) or more miles more distant than my then existing primary working location thirty (30) days before or up to twelve (12) months after the date of a Change in Control and as a result of such requirement I elect to voluntarily resign from employment with the Company.

11.    Company Property

I will be receiving the benefit of information and handbooks and understand that such documents, benefit plans, handbooks and insurance policies may be modified from time to time. Upon termination, or whenever requested, I shall immediately return any and all Company property (including, but not limited to, employee lists, customer records, files and notes, product and service price lists, Company brochures, flyers and pamphlets, computer equipment, software programming code and files), and pay back any and all monies advanced by the Company.

12.	Waiver

Except as otherwise agreed to in writing by the parties hereto, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf or any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any terms, conditions, covenants, or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.	Severability and Governing Law

In the event that any provisions of this Agreement are held to be void, voidable or unenforceable, the remaining portions shall remain in full force and effect. This Agreement shall be construed in accordance with and be governed by the laws of the Commonwealth of Pennsylvania, and the parties agree that the venue of any legal action will be in the Courts of the County of Lancaster, Pennsylvania.

14.	Successors, etc.

a.         I acknowledge and agree that this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon me and upon my heirs and legal representatives.

b.         I understand and agree in particular that the non-competition and confidentiality provisions of this Agreement may be assigned by the Company in the event that the Company transfers ownership of all or part of its business to another entity and, in connection with any such transfer, I receive or maintain employment with the transferee or surviving entity, provided, however, that the non-competition provisions of this Agreement shall, in the event of such transfer of ownership, apply only to lines of business within which the Company was engaged immediately prior to the transfer of ownership interest.

15. Acknowledgment

I acknowledge that I have read and understand this Agreement, agree to its terms and have received a copy of it. I also acknowledge that I have been afforded the opportunity to have this Agreement reviewed by counsel of my choice at my expense. This Agreement constitutes and expresses the whole agreement of the parties relevant to my employment by the Company. It specifically supersedes any prior agreements and may not be modified unless specifically done so in writing and executed by both parties.

/s/ Leonard J. Beurer	December 17, 2008
Employee Signature	Date

/s/ James W. Morozzi	December 17, 2008
Company Signature	Date

______________________________________________________________________________

Witness	Date